Exhibit 10.13

November 16, 2019

Andy Rusie

1063 Ash St.

Winnetka, IL 60093

Dear Andy:

We are pleased to extend to you an offer of employment for the position of Chief Financial Officer at Merisant US, Inc. (the “Company”). Summarized below are the principal terms of our employment offer.

•	Your starting date will be December 9, 2019, or such earlier date as may be agreed with the Company.

•	You will also hold the positions of Chief Financial Officer of Mafco Worldwide LLC (“Mafco”). You further agree to accept election, and to serve as an officer or director of the Company and of any subsidiary or affiliate of Flavors, if elected to any such position by the shareholders of the Company or by the Company’s board, or by the equity holders or the board of directors (or similar governing body) of Flavors Holdings Inc. (“Flavors”) or any subsidiary of Flavors, as the case may be. Your compensation as outlined below shall be paid in consideration for all such activities.

Your base salary (“Base Salary”) will be paid at the rate of $375,000 USD per year, subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle.

•	After the end of each calendar year in which you are employed, you will be eligible for a discretionary bonus starting in 2020 based on performance to budget of Flavors or a successor entity and such other performance metrics that may be set annually, with a target level of 60% of Base Salary. Bonus will be based on EBITDA attainment vs. budget. Final determination of the year-end bonus is in the sole discretion of the Company. For purposes of clarity, your 2020 bonus will be multiplied by a fraction, the numerator of which is the number of days you are employed during 2020, and the denominator of which is 365, to reflect pro-ration.

•	You shall be eligible for a discretionary long term incentive plan award (“LTIP Award”) with a target payment of $225,000 (60% of Base Salary) for the three year period beginning January 1, 2020 and ending on December 31, 2022 (the “Award Term”), payable in 2023. You shall be eligible for a discretionary rolling long term incentive with a target payment of 60% of your base salary at the time of any future LTIP award. For purposes of clarity, your LTIP Award will be multiplied by a fraction, the numerator of which is the number of days you are employed during the Award Term, and the denominator of which is the total number of days in the Award Term, to reflect pro-ration. The LTIP Award will be principally based on the EBITDA performance of Flavors or a successor entity and will have meaningful upside and downside based on Flavors’ or such successor entity’s financial performance. The terms of the LTIP Award are subject to definitive documentation, it being understood that the terms of such definitive documentation will supersede this paragraph. In the event of a sale of all or substantially all of the assets or equity interests of Flavors, the discretionary LTIP Award may be equitably restructured to provide a substantially equivalent incentive opportunity consistent with other similarly situated employees in the Company.

•	You will be eligible for 5 weeks’ (25 days) vacation on an annualized basis, which shall be prorated for any partial year of service. Vacation hours are taken in blocks of 4 or 8 hours.

•	You shall be entitled to all benefits for which you are be eligible under the employee benefit plans of the Company, which may include, without limitation, any 401(k) plan, life insurance, disability insurance, health insurance, or other so-called “fringe” benefit plans or policies, which benefits may be amended, modified or terminated in Company’s discretion. The Company’s benefit programs are described in separate official plan documents, the terms of which govern these benefits.

•	You are eligible for the following one-time bonuses:

1.	2019 Bonus: For 2019 only, you are eligible to receive bonus to be paid in April 2020, in accordance with Merisant’s normal bonus payroll cycle, subject to appropriate tax withholdings and deductions, in the amount of $70,000.
2.	Sign-On Bonus: Cash payment of $187,500 paid in April 2020, in accordance with Merisant’s normal payroll cycle, subject to appropriate tax withholdings and deductions. You agree that although such payment is being advanced to you, it will not be earned by you until you satisfactorily complete two years of employment with Company from the payment date. If you voluntarily resign from your position with the Company or are terminated for cause within 2 years of this payment, you will be required to repay the full $187,500 within 60 days of your resignation or termination date. In the event you are required to repay this payment, Company may deduct such payments from any amounts it may owe to you, to the maximum extent permitted by applicable law, and you must sign any authorizations reasonably requested by Company.
3.	Milestone Bonus: You will be eligible to receive a bonus in the amount of $187,500 detailed further in Schedule A, subject to your continued employment through the milestone event.

•	In the event of a termination by the Company without cause, excluding death or disability, you shall be entitled to severance of six months’ Base Salary (the “Severance Period”), payable during the Company’s normal payroll cycle. In addition, if permitted in the LTIP plan document, you will receive a pro rata portion of your LTIP Award(s) payable in accordance with company policy when the awards would otherwise be payable to similarly situated employees.

•	All of the severance payments described herein are conditioned on your execution, delivery and non-revocation of the general waiver and release of claims within 21 days following your termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (“Section 409A”) of the Internal Revenue Code shall commence five (5) days after the Release Condition is satisfied. Payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required by Section 409A); provided that the Release Condition is satisfied.

•	The Company’s severance obligations are subject to your duty to mitigate damages by seeking other employment provided, however, that you shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the Chicago metropolitan area. To the extent that you shall earn compensation during the Severance Period (without regard to when such compensation is paid), the severance payments of Base Salary to be made by the Company shall be correspondingly reduced.

•	For purposes of this letter, “cause” shall mean: in the event of gross neglect by you of your duties hereunder, your conviction of any felony, your conviction of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by you in connection with the performance of any material portion of your duties hereunder on your part which would make your continued employment by either Company materially prejudicial to the best interests of such Company.

•	The Company may withhold from any amounts payable under hereunder such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

•	During your employment and for 12 months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; you shall not engage in such business on your own account; and you shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this section shall be deemed to prohibit you from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. You further agree that while you are employed by the Company and during the Non-Compete Period, you will not hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any person, encourage any such employee to terminate his or her relationship with the Company or any of its affiliates, or solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.

•	You represent and warrant that all statements made to the Company regarding your prior employment, including but not limited to your compensation and bonus information, are true and correct representations and you further understand and agree that the Company has relied on these representations. A violation of this paragraph shall be considered a material breach of this agreement.

This offer is contingent upon your satisfactory completion of the Company’s pre-employment background checks which will be completed no later than November 22, 2019. Please note that your employment with the Company is also contingent upon your execution of a Confidentiality Agreement. You hereby represent and warrant that you are not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by your performance of services hereunder. The validity, interpretations, construction and performance of this agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

If you accept employment with the Company, you agree to follow the rules and regulations of the Company. Please understand that the Company reserves the right to modify, supplement and discontinue all policies, rules, benefit plans and programs at any time in its sole discretion.

The Company is required by law to obtain documentation of employment authorization and identity within three days of your start date. As a condition of employment, you are required to complete the I-9 form included in your new hire kit and bring, within three days of your start date, the documentation of employment authorization and identity described on the reverse side of the I-9 form.

You acknowledge that no other promises or representations were made to you other than as set forth in this letter, and that no other inducement caused you to sign this letter. If you accept the terms of this offer of employment, please sign this letter and return it to me by November 19, 2019.

We look forward to working with you in your new position.

Very truly yours,

/s/ Albert Manzone
Albert Manzone
CEO Merisant Company & Flavors Holdings Inc.

Please indicate your acceptance of this offer by signing in the space below and returning a signed original letter to me.

Accepted:	/s/ Andy Rusie	Date:	11/17/2019
Andy Rusie

Schedule A

You shall be eligible to receive $187,500, less applicable withholdings, in cash, if the Company is not sold to a public company prior to the date of payment of the Milestone Bonus, or in cash or equity in the sole discretion of the Company or its successor, if the Company is sold to a public company prior to the date of payment of the Milestone Bonus, contingent on the consummation, on or before December 31, 2020, of that certain transaction involving your immediately preceding employer, as such transaction was previously described to the Company (the “Transaction”). Payment of the bonus described in the immediately preceding sentence shall be made within ten business days following consummation of the Transaction on or before December 31, 2020, subject to your continued employment through the date of consummation of the Transaction and receipt by the Company of documentation sufficient to substantiate the consummation of such Transaction on or before December 31, 2020.